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                                                                     EXHIBIT 11

                   GENETICS INSTITUTE, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
               (UNAUDITED-IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Primary earnings (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding.

     Common stock equivalents consist of stock options and warrants and are not included in the calculation of earnings per share in loss periods because their effect would be antidilutive.

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
                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                      ----------------------
                                                                       1995           1994
                                                                      -------       --------
PRIMARY EARNINGS PER SHARE
Weighted average number of shares outstanding.....................     26,628         26,335
Shares deemed outstanding from the assumed exercise of stock options and warrants reduced by the number of shares purchased
  with proceeds...................................................        281          --
                                                                      -------       --------
          Total...................................................     26,909         26,335
                                                                      -------       --------
Net income (loss) applicable to common shares.....................    $ 5,699       $(10,051)
                                                                      -------       --------
Primary earnings (loss) per common share..........................    $   .21       $   (.38)
                                                                      =======       ========
FULLY DILUTED EARNINGS PER SHARE
Weighted average number of shares outstanding.....................     26,628         26,335
Shares deemed outstanding from the assumed exercise of stock options and warrants reduced by the number of shares purchased
  with proceeds...................................................        923          --
                                                                      -------       --------
          Total...................................................     27,551         26,335
                                                                      -------       --------
Net income (loss) applicable to common shares.....................    $ 5,699       $(10,051)
                                                                      -------       --------
Fully diluted earnings (loss) per common share....................    $   .21       $   (.38)
                                                                      =======       ========
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